                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material under Rule 14a-12
                        KENTUCKY ELECTRIC STEEL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

--------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

     (3) Filing party:

--------------------------------------------------------------------------------

     (4) Date filed:

--------------------------------------------------------------------------------

[LOGO]
                          KENTUCKY ELECTRIC STEEL, INC.
                              POST OFFICE BOX 3500
                          ASHLAND, KENTUCKY 41105-3500
                                 (606) 929-1222


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                      TO BE HELD TUESDAY, FEBRUARY 26, 2002

To the Holders of the Common Stock of
Kentucky Electric Steel, Inc.

         The Annual Meeting of Stockholders of Kentucky Electric Steel, Inc., a Delaware corporation (the "Company"), will be held in Ballroom C, Ashland Plaza Hotel, Ashland, Kentucky, on Tuesday, February 26, 2002 at 10:00 a.m. (EST), for the following purposes:

         1. To elect two members of the Board of Directors to hold office until the 2005 Annual Meeting of Stockholders and until their successors are elected and qualified;

         2. To ratify the appointment of Arthur Andersen LLP as independent public accountants for the fiscal year ending September 28, 2002; and

         3. To consider and act upon such other business as may properly come before the meeting and any adjournment thereof.

         The Company's Board of Directors has fixed the close of business on January 7, 2002 as the record date for the determination of stockholders entitled to receive notice of and to vote at the meeting and any adjournment thereof.

                                           By Order of the Board of Directors.
                                           William J. Jessie, Secretary

January 28, 2002
Ashland, Kentucky

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

[LOGO]
                          KENTUCKY ELECTRIC STEEL, INC.
                              POST OFFICE BOX 3500
                          ASHLAND, KENTUCKY 41105-3500
                                 (606) 929-1222


                                 PROXY STATEMENT

                    FOR ANNUAL MEETING OF STOCKHOLDERS TO BE
                       HELD ON TUESDAY, FEBRUARY 26, 2002
                  APPROXIMATE DATE OF MAILING: JANUARY 28, 2002

                                     GENERAL

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Kentucky Electric Steel, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on Tuesday, February 26, 2002, at 10:00 a.m. (EST) in Ballroom C, Ashland Plaza Hotel, Ashland, Kentucky, and any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

         All proxies will be voted in accordance with the instructions contained in the proxy. If no choice is specified, proxies will be voted in favor of the election of the nominees for directors proposed by the Board of Directors in Proposal I and in favor of the ratification of the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending September 28, 2002, all as recommended by the Board of Directors. A stockholder who executes a proxy may revoke it at any time before it is exercised by delivering to the Company another proxy bearing a later date or by submitting written notice of such revocation to the Secretary of the Company.

         A copy of the Company's Annual Report to Stockholders for the fiscal year ended September 29, 2001 accompanies this proxy statement.

         A plurality of the votes cast is required for the election of directors. Votes withheld from a nominee for election as a director are not included in the tabulation of the voting results on the election of directors and, therefore, do not affect the election of directors. Ratification of the appointment of Arthur Andersen LLP as the Company's independent public accountants requires the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on the proposals. Abstentions on these matters will be counted for the purpose of determining the number of shares represented by proxy at the meeting and voting upon such proposals, and shall therefore have the same effect as if such shares were voted against such ratification or approval. Broker "non-votes" will be treated as not represented at the meeting as to the ratification of Arthur Andersen LLP for purposes of determining the number of votes needed for ratification.

         A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote upon a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner. Broker "non-votes" and the shares as to which stockholders abstain are included for purposes of determining whether a quorum of shares is present at a meeting.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

         The close of business on January 7, 2002 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Each outstanding share of the Company's common stock, $0.01 par value ("Common Stock"), is entitled to one vote. On January 7, 2002, there were outstanding and entitled to vote 4,100,285 shares of Common Stock.

OWNERSHIP OF DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

         The following table sets forth information regarding the amount of Common Stock beneficially owned, as of January 7, 2002, by each director of the Company, the nominees for election as directors of the Company, the executive officers named in the Summary Compensation Table and all directors and executive officers of the Company as a group:

                                                                      SHARES
                              NAME                             BENEFICIALLY OWNED(1)    PERCENT(2)
-------------------------------------------------------------  ---------------------    ----------
Charles C. Hanebuth .........................................        305,179(3)            7.1%
Clifford R. Borland .........................................         15,035                  (4)
Carl E. Edwards, Jr. ........................................         18,255                  (4)
J. Marvin Quin II ...........................................         31,041                  (4)
David C. Struve .............................................         24,706                  (4)
William J. Jessie ...........................................        137,903(5)            3.3%
Joseph E. Harrison ..........................................        105,787(6)            2.5%
William H. Gerak ............................................         75,045(7)            1.8%
Directors and Executive Officers as a Group (8 persons) .....        712,951(8)           15.8%

(1) Under rules of the Securities and Exchange Commission ("SEC"), persons who have power to vote or dispose of securities, either alone or jointly with others, are deemed to be the beneficial owners of such securities.

(2) The shares subject to options were deemed outstanding for purposes of this calculation.

(3) Includes 224,386 shares which Mr. Hanebuth had the right to acquire upon the exercise of stock options exercisable on January 7, 2002 or within 60 days thereafter. Excludes 203 shares owned separately by Mr. Hanebuth's spouse and children; Mr. Hanebuth disclaims that he is the beneficial owner of such shares.

(4) Shares beneficially owned do not exceed one percent of the outstanding shares of Common Stock.

(5) Includes 70,727 shares which Mr. Jessie had the right to acquire upon the exercise of stock options exercisable on January 7, 2002 or within 60 days thereafter.

(6) Includes 68,392 shares which Mr. Harrison had the right to acquire upon the exercise of stock options exercisable on January 7, 2002 or within 60 days thereafter.

(7) Includes 49,452 shares which Mr. Gerak had the right to acquire upon the exercise of stock options exercisable on January 7, 2002 or within 60 days thereafter.

(8) Includes 412,957 shares subject to option as described in the foregoing notes.

OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         On January 7, 2002, the following persons were known to the Company to be the beneficial owners of more than five percent of the Common Stock:

                                               SHARES
                   NAME AND ADDRESS      BENEFICIALLY OWNED      PERCENT
------------------------------------     -------------------      -------
State of Wisconsin Investment Board            500,000(1)           12.2%
P.O. Box 7842
Madison, Wisconsin  53707

Franklin Resources, Inc.                       430,000(2)           10.5%
777 Mariners Island Boulevard
San Mateo, California  94404

NS Group, Inc.                                 400,000(3)            9.8%
Ninth and Lowell Streets
Newport, Kentucky  41072

Laurence W. Lytton                             390,600(4)            9.5%
28 Sherwood Place
Scarsdale, New York  10583

FMR Corp.                                      367,500(5)            9.0%
82 Devonshire Street
Boston, Massachusetts  02109

Tontine Partners, L.P.                         236,000(6)            5.8%
200 Park Avenue
New York, New York  10166

(1) Based on Amendment No. 7 to Schedule 13G filed with the SEC on February 9, 2001. The State of Wisconsin Investment Board has sole voting and dispositive power as to 500,000 shares.

(2) Based on Amendment No. 3 to Schedule 13G filed with the SEC on February 12, 2001 by Franklin Resources, Inc., a Delaware corporation ("Franklin Resources"), Charles B. Johnson, an individual, Rupert H. Johnson, Jr., an individual, and Franklin Advisory Services, LLC, a Delaware limited liability company ("Franklin Advisory"). Franklin Resources is the beneficial owner of 430,000 shares as a result of certain of its direct and indirect subsidiaries acting as investment advisers to various investment companies. Franklin Advisory reports having sole voting and dispositive power as to 430,000 shares.

(3) NS Group, Inc., a Kentucky corporation ("NS Group"), obtained such shares in connection with the initial public offering of shares of the Company's Common Stock as partial consideration for the transfer of all of the assets and liabilities of a subsidiary of NS Group to the Company. Clifford R. Borland, a director of the Company, serves as Chairman of NS Group. Mr. Borland disclaims beneficial ownership of the shares owned by NS Group.

(4) Based on Amendment No. 1 to Schedule 13G filed with the SEC on January 16, 2001 by Laurence W. Lytton. Laurence W. Lytton has sole voting and dispositive power as to 390,600 shares.

(5) Based on Amendment No. 1 to Schedule 13G filed with the SEC on February 14, 2001 by FMR Corp., a Delaware corporation ("FMR"), Edward C. Johnson 3d, an individual ("E. Johnson"), and Abigail P. Johnson, an individual ("A. Johnson"). FMR reports sole dispositive power over 367,500 shares. Fidelity Management & Research Company, a wholly-owned subsidiary of FMR, is the beneficial owner of 367,500 shares as a result of acting as an investment adviser to Fidelity Low-Priced Stock Fund (the "Fund"). E. Johnson is Chairman of FMR; A. Johnson is a director of FMR; and E. Johnson and members of his family own 49% of the voting power of FMR. Voting power with respect to the shares of the Company held by the Fund resides with the Board of Trustees of the Fund.

(6) Based on Amendment No. 3 to Schedule 13G filed with the SEC on February 14, 2001 by Tontine Partners, L.P., a Delaware limited partnership ("TP"), Tontine Management, L.L.C., a Delaware limited liability company ("TM"), Tontine Overseas Associates, L.L.C., a Delaware limited liability company ("TOA") and Jeffrey L. Gendell, an individual ("Mr. Gendell"). TM, the general partner of TP, has the power to direct the affairs of TP, including decisions respecting the disposition of the proceeds from the sale of the shares. Mr. Gendell is the Managing Member of TM and of TOA, and in that capacity directs their operations. Each of the clients of TOA has the power to direct the receipt of dividends from or the proceeds of sale of such shares. TP and TM have shared voting power and shared dispositive power as to 118,650 shares. TOA has shared voting power and shared dispositive power as to 117,350 shares. Mr. Gendell has shared voting power and shared dispositive power as to 236,000 shares.

                        PROPOSAL I: ELECTION OF DIRECTORS

         In accordance with the Bylaws of the Company, the Board of Directors has fixed the number of directors at five directors, divided into three classes of one, two and two directors, with the terms of office of each class ending in successive years. The Board of Directors has nominated Clifford R. Borland and David C. Struve, whose current terms as directors expire at the 2002 Annual Meeting, for election as directors to hold office until the 2005 Annual Meeting of Stockholders, and until their successors are elected and qualified in the class to which they are assigned or until their earlier death, resignation or removal.

         Shares represented by your proxy will be voted in accordance with your direction as to the election as director of the person listed below as the nominee. In the absence of direction, the shares represented by your proxy will be voted FOR such election. In the event that the person listed as the nominee becomes unavailable as a candidate for election, it is intended that the shares represented by your proxy will be voted for a substitute nominee, but the Board knows of no reason to anticipate that this will occur.

         Certain information with respect to the nominee and each of the continuing directors is set forth below, including any positions they hold with the Company.

                                                 POSITIONS OR OFFICES     SERVED AS DIRECTOR
               NAME                      AGE       WITH THE COMPANY       CONTINUOUSLY SINCE
------------------------------------     ---     --------------------     ------------------
NOMINEE FOR TERM ENDING IN 2005
Clifford R. Borland                      64             None                     1993
David C. Struve                          61             None                     1993

DIRECTORS WITH TERMS ENDING IN 2003
Charles C. Hanebuth                      57       President and Chief            1993
                                                  Executive Officer
DIRECTORS WITH TERMS ENDING IN 2004
Carl E. Edwards, Jr.                     60             None                     1993
J. Marvin Quin II                        54             None                     1993


         The following are brief summaries of the business experience of the nominees for election as directors of the Company and the other directors whose terms of office as directors will continue after the Annual Meeting, including, where applicable, information as to the other directorships held by each of them.

NOMINEES

         CLIFFORD R. BORLAND has been Chairman of NS Group, a holding company for steel mini-mill operations, since February 2000. From December, 1995 to February, 2000 Mr. Borland was Chairman and

Chief Executive Officer of NS Group. Prior thereto, Mr. Borland was President, Chief Executive Officer and a director of NS Group.

         DAVID C. STRUVE has been Chairman of the Board and Chief Executive Officer of Latite Roofing and Sheet Metal Company Inc., a commercial and residential roofing company, since 1983.

         The Board of Directors recommends a vote FOR the election of the nominees for directors of the Company.

CONTINUING DIRECTORS

         CARL E. EDWARDS, JR. has been Executive Vice President, General Counsel and Secretary of Lennox International Inc., a manufacturer of residential and commercial air conditioning and heating equipment and industrial furnaces, since February 1992. Prior thereto, Mr. Edwards was Vice President, General Counsel and Secretary of ELCOR Corporation, a manufacturer of roofing and industrial products.

         CHARLES C. HANEBUTH has been President and Chief Executive Officer of the Company since its formation in August 1993. From November 1990 to October 6, 1993, Mr. Hanebuth was President and Chief Operating Officer of Kentucky Electric Steel Corporation, a wholly owned subsidiary of NS Group. Mr. Hanebuth has 22 years management experience in the steel industry. Mr. Hanebuth is an advisory director of Fifth Third Bank Ohio Valley.

         J. MARVIN QUIN II has been Senior Vice President and Chief Financial Officer of Ashland, Inc., a diversified corporation which produces and markets petroleum products, chemicals and road construction services, since 1992. Prior thereto, Mr. Quin was treasurer of Ashland, Inc.

BOARD OF DIRECTORS AND COMMITTEES

         The Board of Directors of the Company held four meetings during the fiscal year ended September 29, 2001. During such fiscal year all of the incumbent directors attended at least 75% of the aggregate meetings held by the Board of Directors and all committees on which they serve. The standing committees of the Board of Directors are the Audit Committee and the Compensation Committee. The nominees for election as directors of the Company are chosen by the full Board of Directors, and there is no standing committee entrusted with this function.

         AUDIT COMMITTEE. Messrs. Quin (Chairman), Edwards and Struve are members of the Audit Committee. The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. The Committee is composed of three independent Directors and operates under a written charter adopted by the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the Company's systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality and the acceptability of the Company's financial reporting and controls.

         The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality and the acceptability of the Company's financial reporting and such other matters as are required to be discussed with the Committee under generally accepted auditing standards (including SAS 61). In addition, the Committee has discussed with the independent auditors the auditors' independence from management and the Company, including the matters in the auditors' written disclosures required by the Independence Standards Board.

         The Committee also discussed with the Company's independent auditors the overall scope and plans for their respective audits. The Committee meets periodically with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

         In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended September 29, 2001 for filing with the SEC. The Audit Committee recommends to the Board the appointment of the independent public accountants to serve as auditors in examining the corporate accounts of the Company. The Audit Committee met two times during the fiscal year ended September 29, 2001.

         COMPENSATION COMMITTEE. Messrs. Struve (Chairman), Borland and Edwards are members of the Compensation Committee. The functions of the Compensation Committee are to review, discuss and advise management and make recommendations to the Board of Directors regarding compensation and benefits for the executive officers and highly compensated personnel of the Company. The Compensation Committee also has oversight responsibilities for all broadly based compensation and benefit programs of the Company. The Compensation Committee met two times during the fiscal year ended September 29, 2001.

         COMPENSATION OF DIRECTORS. Directors who are not employees of the Company are paid an annual retainer of $16,000 and $1,000 for each meeting of the Board of Directors attended in excess of four meetings per fiscal year, along with expenses for attendance at meetings of the Board and Committees. In addition, such outside Directors are paid $750 ($1,000 for Committee Chairmen) for each Committee meeting attended. At least sixty percent (60%) of all such fees are paid to such directors in the form of Common Stock subject to the terms of the Kentucky Electric Steel, Inc. 2001 Share Plan for Non-Employee Directors. Directors who are employees do not receive any compensation for service as directors, but the Company pays their expenses for attendance at Board meetings. At their August 2, 2001 meeting, the Directors agreed that they will not accept any further director fees until they determine that the financial performance of the Company has improved.

                             EXECUTIVE COMPENSATION

         The following table presents summary information for the 1999, 2000 and 2001 fiscal years concerning compensation awarded or paid to, or earned by, the Chief Executive Officer and each of the other executive officers whose salary and bonus exceeded $100,000 for the fiscal year ended September 29, 2001 (the "named executive officers").


                           SUMMARY COMPENSATION TABLE

                                               Annual Compensation            Long Term Compensation(1)
                                               -------------------            -------------------------
         Name and                                                                                              All Other
    Principal Position         Year      Salary       Bonus     Other(2)              Options(3)             Compensation(4)
    ------------------         ----      ------       -----     --------              ----------             ---------------
Charles C. Hanebuth            2001     $270,360      $  --     $130,132                34,521                   $136,538
President and Chief            2000      270,360         --      121,736                34,521                    129,398
Executive Officer              1999      270,360      $  --       28,597                34,521                    213,824

William J. Jessie              2001     $140,640      $  --     $ 44,027                10,340                   $ 46,527
Vice President, Secretary,     2000      132,720         --       41,404                10,340                     44,323
Treasurer and Chief            1999      132,720         --        7,894                10,340                     82,714
Financial Officer

Joseph E. Harrison             2001     $133,960      $  --     $ 55,418                10,340                   $ 57,747
Vice President,                2000      126,384         --       51,391                10,340                     54,411
Sales and Marketing            1999      126,384         --       11,018                10,340                     78,317

William H. Gerak               2001     $118,680      $  --     $ 46,586                 8,991                   $ 48,667
Vice President,                2000      113,556         --       43,209                 8,991                     45,772
Administration                 1999      109,896         --        9,236                 8,991                     73,953

(1) Stock options and restricted stock awards granted under the Company's 1993, 1994 and 1998 Employee Stock Option/Restricted Stock Plans provide for acceleration of vesting of awards in the event of a change of control of the Company, as defined in such plan.

(2) Amounts represent reimbursement for tax liabilities incurred by the named executive officers during fiscal 1999, 2000 and 2001 in connection with certain insurance premium payments and forgiveness of certain indebtedness.

(3) Information represents stock options awarded under the Company's 1993, 1994 and 1998 Employee Stock Option/Restricted Stock Plans.

(4) Amounts included as "All Other Compensation" for the named executive officers consist of charges associated with the Company's salary continuation program, imputed interest on loans made under the Key Employee Stock/Loan Plan, and the dollar value of premiums paid by the Company in connection with life insurance and disability policies for the benefit of the named executive officers. Charges associated with the salary continuation program (including the associated loan forgiveness and insurance premium payments) during fiscal 1999, 2000 and 2001, respectively, were: $201,184, $119,760 and $127,958 for Mr.
         Hanebuth; $79,601, $42,443 and $45,100 for Mr. Jessie; $75,010, $52,596
         and $56,386 for Mr. Harrison; and $71,116, $44,194 and $47,442 for Mr.
         Gerak. Imputed interest under the Key Employee Stock/Loan Plan for fiscal 1999, 2000 and 2001, respectively, was $2,036, $1,217 and $159 for Mr. Hanebuth; $1,016, $513 and $46 for Mr. Jessie; $1,016, $513 and $46 for Mr. Harrison; and $883, $446 and $40 for Mr. Gerak. The value of the benefit to the named individuals of the premiums paid by the Company on behalf of named individuals pursuant to the Company's split dollar insurance arrangements during fiscal 1999 was $2,183 for Mr. Hanebuth, $730 for Mr. Jessie, $989 for Mr. Harrison, and $822 for Mr. Gerak. In fiscal year 1999, the split dollar insurance program was discontinued in connection with certain changes made to the salary continuation program. See "Other Compensation Arrangements." The Company also pays certain disability insurance premiums under policies covering the named individuals. In the event the named individual becomes disabled, he will be paid 60% (85% in the case of Mr. Hanebuth) of his current base salary during the term of such disability up to age 65. The amount of the premiums paid by the Company on behalf of the named individuals pursuant to these insurance policies during fiscal 1999, 2000 and 2001, respectively, were: $8,421, $8,421 and $8,421 for Mr.
         Hanebuth; $1,367, $1,367 and $1,381 for Mr. Jessie; $1,302, $1,302 and
         $1,315 for Mr. Harrison; and $1,132, $1,132 and $1,185 for Mr. Gerak.


         The following tables present certain additional information concerning stock options granted to the named executive officers during fiscal 2001. No stock options were exercised by the named executive officers during fiscal 2001.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                         Individual Grants
                      -----------------------------------------------------------    Potential Realizable Value
                                        % of Total                                     at Assumed Annual Rates
                                          Options                                    of Stock Price Appreciation
                                        Granted to     Exercise or                        for Option Term(1)
                         Options       Employees in     Base Price    Expiration     ---------------------------
        Name          Granted(#)(2)     Fiscal Year   (per share)(3)     Date             5%              10%
        ----          -------------    ------------   --------------  ----------       -------         -------
Charles C. Hanebuth       34,521           40.5%          $1.50         2/6/11         $32,564         $82,526
William J. Jessie         10,340           12.1%          $1.50         2/6/11           9,754          24,719
Joseph E. Harrison        10,340           12.1%          $1.50         2/6/11           9,754          24,719
William H. Gerak           8,991           10.6%          $1.50         2/6/11           8,481          21,494

(1) The amounts shown under these columns are the result of calculations at 5% and 10% rates over the ten year term of the options as required by the Securities and Exchange Commission and are not intended to forecast future appreciation of the stock price of the Company's Common Stock. The actual value, if any, an executive officer may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised.

(2) These options were granted as of February 6, 2001 in connection with the Compensation Committee's review of compensation for fiscal 2001 and one fourth of each option becomes exercisable each year beginning February 6, 2002.

(3) The exercise price for these options is equal to the market price of the Company's Common Stock on February 6, 2001.

                    AGGREGATED FISCAL YEAR-END OPTION VALUES

                                 Number of Securities            Value of Unexercised
                                Underlying Unexercised               In-the-Money
                                       Options                        Options at
                               at September 29, 2001(#)        September 29, 2001($)(1)
                              --------------------------     ---------------------------
           Name               Exercisable  Unexercisable     Exercisable   Unexercisable
           ----               -----------  -------------     -----------   -------------
Charles C. Hanebuth             198,496        77,672              0             0

William J. Jessie                62,972        23,265              0             0

Joseph E. Harrison               60,637        23,265              0             0

William H. Gerak                 42,708        20,229              0             0

(1)      Based on the market value of the Company's Common Stock on September
         29, 2001.

OTHER COMPENSATION ARRANGEMENTS

         The Company entered into agreements with the named executive officers effective June 7, 1994 (as thereafter amended, the "Employment Agreements"). The Employment Agreements provide for continued employment of the respective officer by the Company for a period of three years following a Change of Control (as defined) on an equivalent basis to employment immediately before the Change of Control. If (1) the employee terminates his employment for any reason other than death or disability during the period from six months following a Change of Control and ending 36 months following a Change of Control, (2) the Company terminates the employee's employment during the period from the date of the Change of Control and ending 36 months following a Change of Control ("Change of Control Period"), or (3) the employee terminates his employment for Good Reason (as defined) during the first six months of the Change of Control Period, the Company shall pay the employee a single lump sum cash payment equal to $1.00 less than three times the employee's "Base Amount." The term Base Amount means the employee's average annual compensation from the Company for the five consecutive years preceding the Change of Control. The Employment Agreements also provide that for a period of two years after the termination of the employee's employment under such agreement, the employee will not engage in any Competition Activity (as defined) and shall provide reasonable consulting services to the Company. Pursuant to the Employment Agreements, each employee has also agreed not to disclose Confidential Information (as defined) of the Company.

         The Board of Directors adopted an Executive Severance Plan effective June 7, 1994 (as thereafter amended, the "Executive Severance Plan") for the named executive officers. In consideration for certain non-competition and confidentiality covenants and provided his employment is not terminated for Cause (as defined), each named executive officer is entitled to be paid his regular base salary at the time of severance from the Company for a period of 24 months (36 months for Mr. Hanebuth) following termination. In addition, the executive would continue to receive certain employee benefits and would be eligible to receive a pro rata share of any incentive bonus plan compensation earned but not paid and he would receive an amount equal to the cash value of all outstanding stock options, stock appreciation rights and restricted stock held by such executive.

         The Employment Agreements and the Executive Severance Plan also provide that an employee will be reimbursed for any legal expenses incurred in litigating his rights under the agreement or the severance plan.

         The Compensation Committee approved a Key Employee Stock/Loan Plan in February 1995, under which the Company may grant certain key employees rights to apply to the Company for a loan. The proceeds of any such loan must be used to purchase Kentucky Electric Steel Common Stock at that time, applied to previous stock purchases not made in connection with the Stock/Loan Plan or be used to meet tax obligations on restricted stock grants. The normal maximum amount which may be loaned to each eligible key employee is a percentage of base salary determined by a formula approved by the Compensation Committee. Such loans bear no interest and are repayable by the key employee through continued service with the Company, with the principal amount of the loan being forgiven at the rate of 20% for each year of continuous service subsequent to the date of the making of the loan. The outstanding balances of such loans are required to be repaid on any termination of employment with the Company, except for termination due to disability, death or retirement. No loans were made under the Key Employee Stock/Loan Plan in fiscal 1999, 2000 or 2001.

         Under the Company's salary continuation program, executive officers, upon retirement at age 62, will be paid an amount not to exceed 60% of base salary to age 85 (10 years certain). At age 85, Mr. Hanebuth would continue to receive a benefit of 28% of his base salary until death. As of September 29, 2001, the salary continuation benefits reported for each named executive officer have been vested at 75% by the Board of Directors. The amounts payable under this program will be reduced by the amounts such individuals receive under certain insurance policies previously transferred from the Company to employee grantor trusts established by such individuals. The Company agreed to lend to each of such individuals an amount equal to the federal and state income taxes incurred by such individuals in connection with such transfer and entered into Loan Forgiveness Agreements whereby the Company agreed to forgive those loaned amounts over a nine year period provided such individual either remains employed by the Company or complies with certain non-competition and confidentiality agreements following employment. The largest principal amount outstanding for each of the named individuals during the most recent fiscal year was: $190,099 for Mr. Hanebuth; $61,614 for Mr. Jessie; $90,196 for Mr. Harrison; and $75,325 for Mr. Gerak. Interest on the loaned amounts is imputed at the applicable federal rate set by the Internal Revenue Service. As of September 29, 2001, the amounts outstanding under the loans for each of these individuals were: $166,337 for Mr. Hanebuth, $53,912 for Mr. Jessie, $78,921 for Mr. Harrison and $65,909 for Mr. Gerak.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Board of Directors has furnished the following report on executive compensation for fiscal 2001:

         The Company's executive compensation program (the "Program") has been designed to enable the Company to attract, motivate and retain senior management by providing a competitive total compensation opportunity that emphasizes variable, at-risk, performance-based compensation. The Program is comprised of three basic elements: base salaries which are competitive in specific industry segments within which the Company operates and which also reflect individual performance; annual incentive opportunities which may be paid in cash and/or awarded in restricted stock for the achievement of annual financial performance goals established by the Compensation Committee; and long-term stock based-incentive opportunities.

         A discussion of each of the elements of the Program along with a description of the significant decisions of the Compensation Committee with regard to fiscal 2001 compensation is set forth below.

         Annual total compensation for the executive officers consists of a base salary and the potential for an annual bonus under the Executive Incentive Compensation Plan (the "Incentive Compensation Plan"). National survey data for all industries, data from industry segments within which the Company operates and evaluation of individual performance were utilized to determine fiscal 2001 base salaries for executive officers. The annual base salaries for the executive officers other than the chief executive officer were determined through an interactive review process between the Compensation Committee and Mr. Hanebuth using the aforementioned criteria. Mr. Hanebuth's base salary was reviewed and established by the Compensation Committee.

         Under the Incentive Compensation Plan, officers may be awarded annual incentive bonuses if the Company meets certain performance criteria. Annual incentive bonuses for Mr. Hanebuth and other named executive officers are based upon pre-tax return on equity targets which are established at the beginning of the fiscal year. At specified levels of return, a participant is eligible to receive an incentive bonus equal to a variable percentage of his annual base salary, to a maximum of approximately 100% of annual base salary. The fiscal 2001 equity targets and incentive percentage levels were reviewed and approved by the Compensation Committee. Seventy-five percent of the incentive bonus may be paid quarterly during the fiscal year for which bonus payments are calculated, with the balance paid after determination of results for the fiscal year. Any contribution made by the Company for Profit Sharing to the Salaried Employees Profit Sharing and Flexible Compensation Plan on behalf of any executive officer results in a corresponding reduction in incentive compensation bonus payments to the executive officers.

         The long-term incentive component of the chief executive officer and the executive officers' 2001 compensation includes stock options. Stock options are designed to align the long-term interests of the Company's executives and its stockholders and assist in the retention of executives.

         In February 2001, the Compensation Committee granted incentive stock options to all of the executive officers, as well as certain other management employees. The grants made to Mr. Hanebuth were consistent with prior option awards made by the Company, which were determined with reference to national survey data regarding stock option grants to chief executive officers. Other executive officers received awards which were set at 65% of the level originally established for Mr. Hanebuth.

         All options were granted at the fair market value on the date of grant. The Company will likely consider additional stock option grants to such executives in fiscal 2002.


                                           COMPENSATION COMMITTEE
                                           David C. Struve (Chairman)
                                           Clifford R. Borland
                                           Carl E. Edwards, Jr.

                                PERFORMANCE GRAPH

         The following graph sets forth a comparison of the Company's cumulative total stockholder return from September 30, 1996 through September 30, 2001 with the cumulative total return for the same period of the Standard & Poor's 500 Index and the Standard & Poor's 500 Iron and Steel Index. The graph assumes a $100 investment in the Company's Common Stock and each index and the reinvestment of all dividends.


                              [PERFORMANCE GRAPH]

                           TOTAL SHAREHOLDER RETURNS

                                                   YEARS ENDING
                                ---------------------------------------------------
                                SEP 96   SEP 97   SEP 98   SEP 99   SEP 00   SEP 01
                                ------   ------   ------   ------   ------   ------
                                                   DOLLARS
KENTUCKY ELECTRIC STEEL INC      100      100       55       48       25        11
S&P 500 INDEX                    100      140      153      196      222       163
IRON & STEEL-500                 100      116       85       93       56        60

                          PROPOSAL II: RATIFICATION OF
                  APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

         The Board of Directors, upon the recommendation of its Audit Committee, has determined to appoint Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending September 28, 2002. A resolution will be presented at the meeting to ratify the appointment of Arthur Andersen LLP. If the stockholders do not ratify the selection of Arthur Andersen LLP, the selection of independent public accountants will be reconsidered by the Board. Fees billed by Arthur Andersen LLP during the fiscal year ended September 29, 2001 were:

         Audit Fees. Arthur Andersen LLP billed the Company an aggregate of $91,175 for professional services rendered in connection with the audit of the Company's fiscal 2001 annual financial statements and review of the Company's quarterly statements during fiscal 2001.

         Financial Information Systems Design and Implementation Fees. Arthur Andersen LLP did not render any professional services to the Company in fiscal 2001 for financial information systems design and implementation.

         All Other Fees. Arthur Andersen LLP billed the Company an aggregate of $49,560 for all other services during fiscal 2001.

         The Company has been advised that a representative of Arthur Andersen LLP will be present at the meeting with an opportunity to make a statement if such representative desires and will be available to respond to questions of the stockholders.

         The Board of Directors recommends a vote FOR ratification of the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending September 28, 2002.

                          COMPLIANCE WITH SECTION 16(a)

         Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's officers and directors, and persons who own more than ten percent of the Company's outstanding stock, file reports of ownership and changes in ownership with the Securities and Exchange Commission. For fiscal 2001, to the knowledge of the Company, all Section 16(a) filing requirements applicable to its officers and directors with respect to the most recent fiscal year were complied with.

                              STOCKHOLDER PROPOSALS

         Proposals of stockholders intended to be presented at the 2003 Annual Meeting of Stockholders scheduled to be held on February 25, 2003, must be received by the Company by September 30, 2002, for inclusion in the Company's Proxy Statement and proxy relating to that meeting. Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the Proxy Statement and proxy in accordance with regulations governing the solicitation of proxies.

         The Company's Bylaws also set forth certain advance notice or information requirements and time limitations on any director nomination or any new business which a stockholder wishes to propose for consideration at an annual or special meeting of stockholders. In order for a stockholder to nominate a candidate for director or bring a proposal before a stockholder meeting, the Bylaws generally require that notice be given to the Company not less than 60 days nor more than 90 days before the meeting; provided that if less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, then the stockholder must give such notice to the Company within 10 days after notice of the stockholder meeting is mailed or other public disclosure of the meeting is made. Accordingly, in order to nominate a candidate for director or bring a proposal before the 2003 Annual Meeting, the Company must receive notice from the stockholder between November 27, 2002 and December 27, 2002. The notice must contain certain information relating to the nominee for director or new business proposal. The Board of Directors of the Company may reject any nomination or new business proposal not timely made or supported by insufficient information. In addition, the time limits discussed in this paragraph also apply in determining whether notice is timely for purposes of rules adopted by the Securities and Exchange Commission relating to the exercise of discretionary voting authority. If the date for the 2003 Annual Meeting is delayed or advanced by more than 30 calendar days, the Company will inform stockholders of such change, and the new dates referred to in this section, in accordance with the rules governing the solicitation of proxies. These requirements are separate from the rules of the Securities and Exchange Commission which provide for the inclusion of proposals of stockholders in the Company's Proxy Statement.

                                  MISCELLANEOUS

         The Company will bear the cost of solicitation of proxies. Proxies will be solicited by mail. They may also be solicited by officers and regular employees of the Company personally or by telephone, but such persons will not be specifically compensated for such services. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the soliciting material to the beneficial owners of stock held of record by such persons and will be reimbursed for their reasonable expenses incurred in connection therewith.

         Management knows of no business to be brought before the Annual Meeting of Stockholders other than that set forth herein. However, if any other matters properly come before the meeting, it is the intention of the persons named in the proxy to vote such proxy in accordance with their judgment on such matters. Even if you plan to attend the meeting in person, please execute, date and return the enclosed proxy promptly. Should you attend the meeting, you may revoke the proxy by delivering to the Company another proxy bearing a later date or by submitting written notice of such revocation to the Secretary of the Company. A postage-paid, return-addressed envelope is enclosed for your convenience. Your cooperation in giving this your prompt attention will be appreciated.


                                           By Order of the Board of Directors,
                                           WILLIAM J. JESSIE, Secretary

January 28, 2002
Ashland, Kentucky

                          KENTUCKY ELECTRIC STEEL, INC.

                         ANNUAL MEETING OF STOCKHOLDERS
                                FEBRUARY 26, 2002


The undersigned hereby appoints William J. Jessie and William H. Gerak, or either of them, with full power to act alone, the true and lawful attorneys-in-fact and proxies of the undersigned, with full power of substitution and revocation, to vote all shares of common stock of Kentucky Electric Steel, Inc., a Delaware corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Ashland Plaza Hotel, Ashland, Kentucky on Tuesday, February 26, 2002 at 10:00 a.m., Eastern Standard Time, and at any adjournments thereof, with all powers the undersigned would possess if personally present.


THIS PROXY WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDERS. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1 AND 2.


PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE DATE THIS PROXY AND SIGN NAME OR NAMES EXACTLY AS PRINTED HEREON. WHERE THERE IS MORE THAN ONE OWNER, EACH MUST SIGN. WHEN SIGNING IN FIDUCIARY OR REPRESENTATIVE CAPACITY, PLEASE GIVE FULL TITLE AS SUCH.



HAS YOUR ADDRESS CHANGED?                   DO YOU HAVE ANY COMMENTS?


------------------------------------        ------------------------------------

------------------------------------        ------------------------------------

------------------------------------        ------------------------------------

[X]  PLEASE MARK VOTES
     AS IN THIS EXAMPLE

-----------------------------------------------------------
             KENTUCKY ELECTRIC STEEL, INC.
-----------------------------------------------------------      1. Election of Directors.                                    WITH-
                                                                                                                       FOR    HOLD
Mark box at right if you plan to attend the Meeting
of Stockholders.                                         [ ]        (01) CLIFFORD R. BORLAND                           [ ]     [ ]

Mark box at right if an address change or comment                   (02) DAVID C. STRUVE                               [ ]     [ ]
has been noted on the reverse side of this card.         [ ]
                                                                      (to elect the above nominees as Directors)
CONTROL NUMBER:
RECORD DATE SHARES:
                                                                                                               FOR  AGAINST  ABSTAIN

                                                                 2. Ratify the appointment of Arthur Andersen  [ ]     [ ]     [ ]
                                                                    LLP as independent public accountants for
                                                                    the fiscal year 2002.

                                                                 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.


Please be sure to sign and date this Proxy.       Date



     Stockholder sign                             Co-owner sign here
     here

DETACH CARD                                                          DETACH CARD


                          KENTUCKY ELECTRIC STEEL, INC.

Dear Shareholder,

Please take note of the important information enclosed with this Proxy Ballot. There are a number of issues related to the management and operation of your Company that require your immediate attention and approval. These are discussed in detail in the enclosed proxy materials.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on this proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

Your vote must be received prior to the Annual Meeting of Shareholders, February 26, 2002.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

Kentucky Electric Steel, Inc.